Pioneer Commercial Funding Corp.
                                                    Exhibit 11
                                       Computation of Earnings Per Common Share




                                           Year ended         Nine months ended
                                       December 31, 1998      December 31, 1997
                                     -------------------    -------------------

Net income (loss)                 $       (1,158,753)                 529,743
                                     ===================    ===================

Weighted average shares:
    Common shares outstanding               5,536,519              5,193,545
                                     -------------------    -------------------


Basic and Diluted Earnings (Loss)
  Per Common Share                $            $(0.21)                   0.10
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